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                                                                     EXHIBIT F-1


                                  June 9, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

           Re:       CenterPoint Energy, Inc. and its Subsidiaries
                     (File No. 070-10299)

Dear Ladies and Gentlemen:

                  I am writing in reference to the Form U-1
Application/Declaration in File No. 070-10299 (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), filed by CenterPoint Energy, Inc. and its Subsidiaries (together, the "Applicants"), seeking authorization, as described in the Application, for certain financing transactions for the Authorization Period (the "Transactions").

                  I have acted as counsel to Applicants in connection with the filing of the Application. All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Application.

                  In connection with this opinion, I or attorneys in whom I have confidence have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application. I am a member of the Texas bar and I have relied on attorneys in whom I have confidence regarding questions of state law in other jurisdictions.

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Securities and Exchange Commission
June 9, 2005
Page 2

                  The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

                  (a) The proposed Transactions shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Board of Directors, Board of Managers, managing partners or other governing body of the appropriate Applicant.

                  (b) The Securities and Exchange Commission (the "Commission") shall have duly entered an appropriate order or orders with respect to the proposed Transactions, as described in the Application, permitting the Application to become effective under the 1935 Act and the rules and regulations thereunder, and the proposed Transactions are in accordance with the Application and the Commission's orders.

                  (c) All required approvals, authorizations, and consents, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the proposed Transactions shall have been obtained or made, as the case may be.

                  (d) The Applicants shall have obtained all consents, waivers and releases, if any, required for the proposed Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

                  (e) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed.

                  (f) The Applicants will at the time of the proposed Transactions be incorporated or validly formed business entities in the jurisdictions in which they are domiciled.

                  Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, it is my opinion that, in the event that the proposed Transactions are effected in accordance with the Application:

                  (a) all state laws applicable to the proposed Transactions will have been complied with;

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Securities and Exchange Commission
June 9, 2005
Page 3

                  (b) the issuer of any securities proposed in the Application is validly organized and duly existing; and

                  (c) the operation of the proposed Transactions will not violate the legal rights of the holders of any securities outstanding on the date hereof issued by the Applicants or any of their respective subsidiaries and associate companies.

                  I hereby consent to the filing of this opinion as an exhibit to the Application.

                  This opinion speaks as of the date hereof, and I disclaim any obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to my attention or any change in laws that may hereafter occur or to advise you of any changes that occur after the date hereof.

                  This opinion is intended to be for the benefit of the Commission and may be relied upon only by it. It may not be relied upon by any other person or for any other purpose.

                                    Sincerely,

                                    /s/ Rufus S. Scott
                                    --------------------
                                    Rufus S. Scott